January  7, 2000
        Immediate
        William L. Kacin, Chairman/CEO/President


                         Met-Pro Corporation Announces
                      Adoption of Shareholder Rights Plan

Harleysville, PA, January 7, 2000 - William L. Kacin, Chairman and Chief Executive Officer of Met-Pro Corporation, announced today that at its meeting on January 6, 2000, its Board of Directors adopted a Shareholder Rights Plan. To effect the Plan, the Board declared a dividend of one Common Stock purchase right on each outstanding share of the Company's Common Stock. The Plan was adopted to ensure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, squeeze-outs, open market accumulation and other tactics intended to gain control of the Company without paying all stockholders a fair price.

"This action was taken after careful study," said William L. Kacin. "The inclusion of a share purchase rights plan has become common practice in major American companies and a well-accepted approach to ensure that all stockholders receive a fair price and are treated equally in the event of a takeover." Kacin further stated, "The adoption of a new rights plan is not in response to any pending takeover or proposed change in control of the Company."

Mr. Kacin added, "The rights are intended to enable all stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

The rights will trade together with the common stock and will not be exercisable, initially. The rights generally will become exercisable if a person or group acquires 15 percent or more of the outstanding shares of Met-Pro's Common Stock. Once the rights are exercisable, the stockholders, other than the acquiring person or group, may purchase Common Stock at a discount. Under certain circumstances, the rights will entitle the stockholders to buy shares in an acquiring entity at a discount.

The Plan also includes an exchange option. After the rights become exercisable, the Board of Directors has an option to exchange part or all of the rights for shares of Met-Pro Common Stock. Under this option, Met-Pro would issue one share of Common Stock for each right, subject to adjustment in certain circumstances. This exchange would not apply to shares held by the person or group whose action triggers the exercisability.


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                                                      Met-Pro Corporation Page 2

The record date for the rights dividend is January 14, 2000. The rights will expire January 14, 2010 unless earlier redeemed, exchanged or amended by Met-Pro's Board of Directors. Met-Pro's Board of Directors may redeem all rights for $0.0001 per right, generally at any time before the rights become exercisable.

Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to stockholders under current federal income tax law, and will not change the way in which the Company's shares of Common Stock may be traded. If the Rights should become exercisable, stockholders, depending on then existing circumstances, may recognize taxable income.

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a manufacturer of air and water pollution control systems; fume scrubbers and odor control equipment; fluid handling equipment for corrosive, abrasive and high temperature liquids; filter products for drinking water, industrial and custom applications; wet and dry particulate dust collectors; specialty chemicals for controlling corrosion and reducing lead/copper in public drinking water; and state-of-the-art fans for laboratory and clean room applications.

Met-Pro stock is traded on the New York Stock Exchange, Symbol MPR.


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contains statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to product development activities, computer systems implementation, dependence on existing management, global economic and market conditions, and changes in federal or state laws.


To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for our Investor Relations Department, or visit our Web site at www.met-pro.com.

Contact:        William L. Kacin, Chairman/CEO/President
                215-723-6751
                Fax: 215-723-6758



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